Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aspen Aerogels, Inc.:

We consent to the use of our report dated March 25, 2014, except as to notes 1, 9 and 20, which are as of April 28, 2014, with respect to the consolidated balance sheets of Aspen Aerogels, Inc. and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report described above contains an explanatory paragraph that states that the Company has suffered recurring losses and negative cash flows from operations, has a net capital deficiency, and has significant debt maturities that are payable within twelve months that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts

April 28, 2014